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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 1994, except for the retroactive restatement described in Note 2 of the notes to consolidated financial statements, as to which the date is June 29, 1994, appearing on page 11 of Santa Fe Pacific Corporation's Form 8-K/A dated October 5, 1994. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules, which appears on page 38 of Santa Fe Pacific Corporation's Form 8-K dated August 3, 1994.



Price Waterhouse LLP


Kansas City, Missouri
October 7, 1994